Exhibit 99.1

PINNACLE ENTERTAINMENT ANNOUNCES

RETIREMENT OF JOHN V. GIOVENCO FROM BOARD OF DIRECTORS

LAS VEGAS, NV, January 18, 2013 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that John V. Giovenco has retired from his position as a member of the Company’s board of directors, effective January 15, 2013. Mr. Giovenco, a distinguished Gaming and Hospitality industry veteran, joined the Company’s board in February 2003.

“John has been an outstanding Director for Pinnacle Entertainment,” said Richard Goeglein, Chairman of the Board of Pinnacle Entertainment. “In addition to being one of our longest-serving members, John has made significant contributions to the Board’s decisions during his tenure and was very engaged in the Company and Board’s activities with roles as lead director from February 2008 until May 2009, Interim Chief Executive Officer from November 2009 to March 2010 and most recently as a member of the Corporate Governance and Nominating and Audit Committees. On behalf of the entire board, we thank John for his many years of service and numerous contributions, and wish him and his family the best.”

“It has been an honor and privilege to serve on Pinnacle’s board of directors,” said John Giovenco. “I am proud of the growth and positive transformation achieved over the course of my ten years of service to the Company’s shareholders, and particularly by the progress and remarkable results realized over the past three years. I am confident a foundation is in place for Pinnacle to enjoy continued success, and I wish the Company the best in its future endeavors.”

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, and Indiana, and a racetrack in Ohio. In addition, Pinnacle is redeveloping River Downs in Cincinnati, Ohio into a gaming entertainment facility and holds a 23% ownership stake in Asian Coast Development (Canada) Ltd. (ACDL), an international development and real estate company currently developing Vietnam’s first large-scale integrated resort on the Ho Tram Strip.

On December 20, 2012, the Company agreed to acquire Ameristar Casinos, Inc. in an all cash transaction valued at $26.50 per Ameristar share or total consideration of $2.8 billion including assumed debt. Ameristar owns and operates casino facilities in St. Charles near St. Louis, Missouri; Kansas City, Missouri; Council Bluffs, Iowa; Black Hawk, Colorado; Vicksburg, Mississippi; East Chicago, Indiana; and the Jackpot properties in Jackpot, Nevada.

Contacts:

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Ginny Shanks
Vice President, Finance and Investor Relations	Executive Vice President, Chief Marketing Officer
(702) 541-7753 or investors@pnkmail.com	(702) 541-7194 or ginny.shanks@pnkmail.com

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